EXHIBIT 1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the signature page to this Agreement, between Talon International, Inc., a Delaware corporation (the “Company”), and the investor identified on the signature page to this Agreement (the “Investor”).

RECITALS

A.     Subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company proposes to issue and sell up to $5.5 million in shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company at a purchase price of $0.09 per share (the “Offering Price”), in each case pursuant to an offering (the “Offering”) to one or more potential investors, including the Investor.

B.     The Company desires to sell to the Investor, and the Investor desires to buy from the Company, in the Offering the number of shares of the Common Stock (the “Shares”) set forth on the signature page of this Agreement, upon the terms and conditions and subject to the provisions hereinafter set forth.

Agreement

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement, the Investor subscribes for and agrees to purchase and acquire from the Company, and the Company agrees to sell and issue to the Investor, the Shares in the manner set forth in Section 2 hereof, at the Offering Price and for the aggregate consideration set forth on the signature page of this Agreement (the “Purchase Price”).

2.     Terms of Purchase and Sale of Securities. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time and on such date as is determined by the Company as soon as practicable following satisfaction of the closing conditions set forth in Section 7. On or before July 12, 2013, the Investor shall deliver the Purchase Price to Stubbs, Alderton & Markiles LLP, legal counsel to the Company (the “Escrow Agent”), by wire transfer of immediately available funds in accordance with the following wire transfer instructions:

Account Name:
Address:
ABA Routing#:
SWIFT:
Account #:
Ref:

The Purchase Price will be held by the Escrow Agent and released to the Company at Closing against delivery to the Investor of stock certificates representing the Shares pursuant to the terms and conditions of that certain Closing Escrow Agreement by and among the Investor, the Company and the Escrow Agent in the form attached hereto as Exhibit B (the “Escrow Agreement” and together with this Agreement, the “Transaction Documents”).

3.     Representations and Warranties of the Company. In order to induce the Investor to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to the Investor as follows:

3.1     Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, condition (financial or otherwise) or prospects of the Company (a “Material Adverse Effect”). Except for short-term investments and investments that are not material to the Company, the Company does not own any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, limited liability company, joint venture, association or other entity, except as disclosed in the SEC Documents (as defined below). Complete and correct copies of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of the Company as in effect on the Effective Date have been filed by the Company with the SEC. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to carry on its business as now conducted.

3.2     Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which 24,900,808 shares are outstanding on the date hereof; and (ii) 3,000,000 shares of preferred stock, of which 250,000 shares have been designated “Series A Preferred Stock”, no shares of which are outstanding on the date hereof, and 407,160 shares have been designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), all of which are outstanding on the date hereof. Each share of Series B Preferred Stock is convertible into 100 shares of Common Stock. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of any preemptive or similar rights to subscribe for or purchase securities. Except for (i) options and restricted stock units for shares of Common Stock or other equity awards issued to directors, employees and consultants of the Company pursuant to the employee benefits plans (the “Benefit Plans”) disclosed in the SEC Documents, of which options to purchase 6,084,600 shares of Common Stock and 7,057,000 restricted stock units are outstanding, and (ii) the Series B Preferred Stock, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests. Except for the Securities Redemption Agreement (as defined below) proposed to be entered into between the Company and CVC California, LLC, as described in Section 6 below, there are no outstanding or contemplated contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. The issuance of the Shares contemplated hereby, along with all other shares to be issued in the Offering, will not result in an over-issuance of shares of Common Stock under the Certificate of Incorporation, giving effect to the issuance of shares of Common Stock reserved for issuance pursuant to the Benefit Plans.

3.3     Valid Issuance of the Shares. The Shares being purchased by the Investor hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid and nonassessable. No preemptive rights or other rights to subscribe for or purchase the Company’s capital stock exist with respect to the issuance and sale of the Shares by the Company pursuant to this Agreement. No further approval or authority of the stockholders or the Board of Directors of the Company shall be required for the issuance and sale of the Shares by the Company.

3.4     Enforceability. The execution, delivery, and performance of the Transaction Documents by the Company have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company, and, upon its execution by the Investor, shall constitute the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5     No Violations. The execution, delivery, and performance of the Transaction Documents and the Securities Redemption Agreement (as defined below) by the Company, and the Series B Redemption (as defined below), do not and will not violate or conflict with any provision of the Company’s Certificate of Incorporation or Bylaws, each as amended and in effect on the date hereof, and do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under (except such consents as have been obtained as of the date hereof), or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, or any material instrument or agreement to which the Company is a party or by which the Company or its properties are bound, except such consents as have been obtained as of the date hereof. The Company is not otherwise in violation of its Certificate of Incorporation, Bylaws or other organizational documents, nor is the Company in violation, in any material respects, of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company. The Company is not in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound or by which the property of the Company is bound, which would be reasonably expected to have a Material Adverse Effect.

3.6     Approvals. Neither the execution, delivery, and performance by the Company of the Transaction Documents and the Securities Redemption Agreement, nor the offer and sale of the Shares contemplated hereby or by the Offering, nor the Series B Redemption, require the consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official, other than those consents that have been obtained and filings that have been made pursuant to applicable state securities laws (“State Acts”) and post-sale filings pursuant to applicable state and federal securities laws, which the Company undertakes to file within the applicable time period, and other consents which have been obtained as of the date hereof.

3.7     SEC Documents. The Company has made available to Investor true and complete copies of all reports or registration statements the Company has filed with the Securities Exchange Commission (“SEC”) under the Securities Act of 1933 (“Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), for all periods subsequent to December 31, 2011, all in the form so filed (collectively the “SEC Documents”). The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. None of the SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such SEC Documents became effective under the Securities Act.

3.8     Financial Statements. The Company’s financial statements, including the notes thereto, included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (except as may be indicated in the notes thereto) and present fairly the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments which were not or are not expected to be material). The Company has implemented and maintains a system of internal controls meeting the requirements of the SEC and the Sarbanes-Oxley Act of 2002 as applicable to the Company on the date hereof. Since March 31, 2013, except as disclosed in the SEC Documents, there has been no Material Adverse Effect and there has been no material adverse change (actual or threatened) in the assets, liabilities (contingent or other), affairs, operations, prospects or condition (financial or other) of the Company.

3.9       Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit or proceeding or, to the Company’s knowledge, any investigation, pending, or to the Company’s knowledge, threatened by or before any court, governmental body or regulatory agency against the Company that is required to be disclosed in the SEC Documents and is not so disclosed. The Company has not received any written or oral notification of, or request for information in connection with, any formal or informal inquiry, investigation or proceeding from the SEC or the Financial Industry Regulatory Authority, Inc. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions any of the Transaction Documents or the right of the Company to execute, deliver and perform under same.

3.10     Taxes. The Company has filed all required federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a material tax deficiency which has been or might be asserted or threatened against it.

3.11     Brokers or Finders. The Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12     Securities Laws. Assuming that all of the representations and warranties of the Investor set forth in Section 4, and all of the representations and warranties of the other Investors participating in the Offering, are true and correct, the offer and sale of the Shares in the Offering have been and will have been conducted and completed in compliance with the Securities Act.

4.     Representations and Warranties of the Investor. In order to induce the Company to enter into this Agreement and consummate the transaction contemplated hereby, the Investor represents and warrants to the Company the following:

4.1     Authority. If a corporation, partnership, limited partnership, limited liability company, or other form of entity, the Investor is duly organized or formed, as the case may be, validly existing, and in good standing under the laws of its jurisdiction of organization or formation, as the case may be. The Investor has all requisite individual or entity right, power, and authority to execute, deliver, and perform the Transaction Documents to which it is a party.

4.2     Enforceability. To the extent Investor is an entity, the execution, delivery, and performance by the Investor of the Transaction Documents to which it is a party have been duly authorized by all requisite entity action, as the case may be. This Agreement has been duly executed and delivered by the Investor, and, upon its execution by the Company, shall constitute the legal, valid, and binding obligation of the Investor, enforceable against Investor in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3     No Violations. The execution, delivery, and performance by the Investor of the Transaction Documents to which it is a party do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any material instrument or agreement to which the Investor is a party or by which the Investor or its properties may be bound or affected, and, if Investor is an entity, do not or will not violate or conflict with any provision of the articles of incorporation or bylaws, partnership agreement, operating agreement, trust agreement, or similar organizational or governing document of the Investor, as applicable.

4.4     Knowledge of Investment and its Risks. The Investor has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Investor’s investment in the Shares. The Investor understands that an investment in the Company represents a high degree of risk and there is no assurance that the Company’s business or operations will be successful. The Investor has considered carefully the risks attendant to an investment in the Company, and that, as a consequence of such risks, the Investor could lose Investor’s entire investment in the Company.

4.5     Investment Intent. The Investor hereby represents and warrants that (i) the Shares are being acquired for investment for the Investor’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Shares, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares within the meaning of and in violation of the Securities Act, and (ii) the Investor does not have any contracts, understandings, agreements, or arrangements, directly or indirectly, with any person and/or entity to distribute, sell, transfer, or grant participations to such person and/or entity with respect to, any of the Shares. The Investor is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.6     Investor Status. The Investor is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

4.7     No Registration. The Investor understands that Investor may be required to bear the economic risk of Investor’s investment in the Company for an indefinite period of time. The Investor further understands that (i) neither the offering nor the sale of the Shares has been registered under the Securities Act or any applicable State Acts in reliance upon exemptions from the registration requirements of such laws, (ii) the Shares must be held by he, she or it indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an exemption from such registration requirements is available, and (iii) the Company will rely upon the representations and warranties made by the Investor in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts.

4.8     Transfer Restrictions. The Investor will not transfer any of the Shares unless such transfer is registered or exempt from registration under the Securities Act and such State Acts, and, if requested by the Company in the case of an exempt transaction, the Investor has furnished an opinion of counsel reasonably satisfactory to the Company that such transfer is so exempt. The Investor understands and agrees that (i) the certificates evidencing the Shares will bear appropriate legends indicating such transfer restrictions placed upon the Shares, (ii) the Company shall have no obligation to honor transfers of any of Shares in violation of such transfer restrictions, and (iii) the Company shall be entitled to instruct any transfer agent or agents for the securities of the Company to refuse to honor such transfers.

4.9     Principal Address. The Investor’s principal residence, if an individual, or principal executive office, if an entity, is set forth on the signature page of this Agreement.

4.10     Foreign Investors.  If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.  The Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Investor’s jurisdiction.

5.     Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under the Transaction Documents to which it is a party are several and not joint with the obligations of any other purchaser of Shares, and the Investor shall not be responsible in any way for the performance of the obligations of any other purchaser of Shares under any Transaction Document or otherwise. The decision of the Investor to purchase Shares pursuant to the Transaction Documents has been made by the Investor independently of any other purchaser of Shares. Nothing contained herein or in any other Transaction Document, and no action taken by any purchaser of Shares pursuant thereto, shall be deemed to constitute such purchasers as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that the purchasers of Shares are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. The Investor acknowledges that no other purchaser of Shares has acted as agent for the Investor in connection with making its investment hereunder and that no other purchaser of Shares will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other purchaser of Shares to be joined as an additional party in any proceeding for such purpose.

6.     Securities Redemption Agreement. The Company proposes to purchase and redeem from CVC California, LLC (“CVC”), 407,160 shares (the “Series B Shares”) of Series B Preferred Stock for an aggregate purchase price of $18,800,000 pursuant to a securities redemption agreement to be entered into between the Company and CVC, substantially in the form attached hereto as Exhibit A (the “Securities Redemption Agreement”). Such redemption is referred to herein as the “Series B Redemption.” Additionally, the Company proposes to refinance the Note (as defined in the Securities Redemption Agreement) on or before its six-month maturity date.

7.     Conditions Precedent.

7.1     Conditions to the Obligation of the Investor to Consummate the Closing. The obligation of the Investor to consummate the Closing and to purchase and pay for the Shares being purchased by it pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

(a)     The representations and warranties of the Company contained herein shall be true and correct on the date of the Closing with the same force and effect as though made on the date of the Closing.

(b)     The Company shall have entered into the Securities Redemption Agreement and the Series B Redemption shall be scheduled to close contemporaneously with (or immediately following) the Closing.

(c)     The Escrow Agreement shall have been executed and delivered by the Company and the Escrow Agent.

(d)     The Company shall have executed and delivered to the Investor the Registration Rights Agreement in substantially the form attached hereto as Exhibit C.

(e)     The Company shall have received and accepted Subscription Agreements and funds for not less than 61,111,109 Shares and $5,500,000 in the Offering.

(f)     The Company shall have performed all obligations and conditions required to be performed or observed by the Company under this Agreement and the other Transaction Documents on or prior to the Closing.

Notwithstanding anything contained herein to the contrary, if, for any reason, the Company and CVC have not entered into the Securities Redemption Agreement on or before July 31, 2013 (the “Redemption Closing Deadline”), then: (1) the Escrow Agent or the Company (as applicable) shall promptly return to the Investor the aggregate Purchase Price originally deposited by the Investor into escrow in accordance with Section 2 hereof; (2) the Escrow Agent or the Investor (as applicable) shall promptly return to the Company the certificates representing the Shares originally deposited by the Company into escrow; and (3) both the Company and the Investor shall thereafter be released from any and all obligations hereunder (including but not limited to the Investor’s obligation to purchase, and the Company’s obligation to sell, the Shares as contemplated herein).

7.2     Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell to the Investor the Shares to be purchased by it at the Closing is subject to the satisfaction of the following conditions precedent:

(a)     The representations and warranties of the Investor contained herein shall be true and correct on the date of the Closing with the same force and effect as though made on the date of the Closing.

(b)     The Escrow Agreement shall have been executed and delivered by the Investor and the Escrow Agent.

(c)     The Company and CVC shall have executed and delivered the Securities Redemption Agreement.

(d)     The Investor shall have performed all obligations and conditions required to be performed or observed by the Investor under this Agreement and the other Transaction Documents on or prior to the Closing.

8.     Expenses. Each party will pay its own legal, accounting and other expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated herein; provided, that the Company shall pay or reimburse the legal fees and expenses incurred by Paul Hastings LLP, counsel to the Investor and other investors in the Offering incurred in connection with the legal review and negotiation of this Agreement, up to an aggregate maximum of $50,000.

9.     Waiver of Conflicts. Each party to this Agreement acknowledges that Stubbs Alderton & Markiles, LLP (“SAM”), counsel for the Company, may have in the past performed and may continue to perform legal services for the Investor or its affiliates in matters unrelated to the transactions described in this Agreement, including the representation of the Investor or its affiliates in matters of a similar nature to the transactions contemplated by this Agreement. The applicable rules of professional conduct require that SAM inform the parties hereunder of this representation and obtain their consent.  SAM has served as outside general counsel to the Company and has negotiated the terms of this Agreement and the transactions contemplated hereby solely on behalf of the Company. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (b) acknowledge that with respect to this Agreement and the transaction contemplated hereby, SAM has represented solely the Company, and not the Investor or any stockholder, director or employee of the Company or any Investor; and (c) gives its informed consent to SAM’s representation of the Investor (if applicable) in such unrelated matters and to SAM’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

10.     Further Assurances. The parties hereto will, upon reasonable request, execute and deliver all such further assignments, endorsements and other documents as may be necessary in order to perfect the purchase by the Investor of the Shares.

11.     Investigations; Survival of Warranties. The respective representations and warranties and covenants of Investor and the Company contained herein are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or by the occurrence of the Closing. Each and every such representation and warranty shall survive the date of the Closing.

12.     Entire Agreement; No Oral Modification. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto and may not be amended or modified except in a writing signed by both of the parties hereto.

13.     Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; however, nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective heirs, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.     Counterparts. This Agreement may be executed in any number of counterparts, including by electronic signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of California, both substantive and remedial, except to the extent of the application of the Delaware General Corporations Law.

16.     Prevailing Parties. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to receive and the nonprevailing party shall pay upon demand reasonable attorneys’ fees in addition to any other remedy.

17.     Notices. All communication hereunder shall be in writing and, if sent to Investor shall be mailed, delivered, telegraphed or sent by facsimile or electronic mail, and confirmed to an Investor at the address set forth on the signature page of this Agreement, or if sent to the Company, shall be mailed, delivered, telegraphed or sent by facsimile or electronic mail and confirmed to the Company at Talon International, Inc., 21900 Burbank Blvd., Ste. 270, Woodland Hills, California 91367, Attention: Chief Executive Officer, facsimile number (818) 444-4110.

18.     Headings. The section headings herein are included for convenience only and are not to be deemed a part of this Agreement.

19.     Board Representation.

19.1     So long as the Investor continues to beneficially own at least 15,500,000 shares of Common Stock (as adjusted to reflect appropriate arithmetic adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events relating to the Common Stock occurring subsequent to the Closing) (the “Share Threshold”), the Investor shall have the right to nominate one (1) director to the Board of Directors of the Company (the “Investor Director”). As a condition to such nomination and/or appointment to the Board, (i) the Investor and/or the nominee shall provide to the Company all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected), (ii) the Investor and/or the nominee shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to such nomination and/or appointment to the Board, and (iii) the nominee shall be reasonably acceptable to the Board.

19.2     The initial Investor Director shall be appointed to the Board by the then-existing directors on the Board, who shall, by resolution, expand the size of the Board by one seat (to the extent there is not then a vacancy on the Board) and appoint the Investor’s nominee to fill the vacancy caused by such expansion.

19.3     Following the initial appointment to the Board of the Investor Director, any subsequent election of the Investor Director to the Board shall occur (i) at the annual meeting of holders of capital stock or (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors. If at any time when the Investor has the right to nominate the Investor Director, the Investor Director then serving on the Board dies or resigns from the Board, the Investor shall have the right to cause the vacancy caused by such death or resignation to be filled by nominating a replacement director and the remaining directors on the Board shall vote to cause the Investor’s nominee to be appointed to the Board in accordance with the Company’s Bylaws. The Investor may, in its sole discretion, determine not to nominate and/or cause the appointment of the Investor Director as provided herein from time to time. Once the Investor beneficially owns less than the Share Threshold, the Investor Director shall continue to serve such director’s then current term on the Board and the Investor shall have no further rights under this Agreement to nominate and/or cause the appointment of any directors to the Company’s Board.

19.4     Notwithstanding anything in this Section 19 to the contrary, (i) each of the Board’s obligations under this Section 19 are subject to its fiduciary duties and no director shall be required to do anything or take any action which he or she believes would be contrary to his or her fiduciary duties and (ii) if an Investor’s nominee for election to the Board is presented to the Company’s stockholders at an annual or special meeting at which directors are to be elected, and that nominee is not elected by the Company’s stockholders, the Company’s Board of Directors shall have no obligation to expand the size of the Board and appoint an Investor Director to the Board.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12th day of July, 2013.

COMPANY: TALON INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Lonnie D. Schnell
Name:	Lonnie D. Schnell
Title:	Chief Executive Officer

INVESTOR: KUTULA HOLDINGS LTD.

By:	/s/ Jean-Paul Defesche
Name:	Jean-Paul Defesche
Title:	Director

38,888,889	X	$0.09	=	$3,500,000.01
Number of Shares		Offering Price		Purchase Price

 S-1